Exhibit 10.4

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is entered into to be effective as of                         , 2013 (the “Effective Date”), between PMFG, Inc., a Delaware corporation (the “Company”), and                     (the “Executive”). Terms used in this Agreement with initial capital letters shall have the meaning ascribed herein.

The Executive is currently an officer of the Company.

The Executive possesses significant knowledge of the business and affairs of the Company, its policies, methods, personnel and future plans and has acquired contacts of considerable value to the Company.

The Board recognizes that the Executive’s contribution to the growth and success of the Company has been substantial and wants the Executive to remain in the employ of the Company.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties agree as follows:

1. Term. The term of this Agreement (the “Term”) shall commence on the date of this Agreement and continue until the earliest of (a) the expiration of the second anniversary of this Agreement, (b) the Executive’s death, or (c) the Executive’s voluntary termination; provided however, that, on each anniversary date of this Agreement, the Term shall automatically be extended for an additional year unless, not later than ninety (90) calendar days prior to such anniversary date, either the Company or the Executive shall give written notice that the Term shall not be extended.

2. Employment Rights. Nothing implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to any Change in Control.

3. Competitive Activity. During a period ending one (1) year following the Termination Date, if the Executive shall have received or shall be receiving benefits under Section 8 hereof, the Executive shall not, without the prior written consent of the Company, which consent shall not be unreasonably withheld, engage in any Competitive Activity. For purposes of this Agreement, the term “Competitive Activity” shall mean the Executive’s participation, without the written consent of the Board, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company. “Competitive Activity” shall not include (a) the mere ownership of securities in any such enterprise and exercise of rights appurtenant thereto or (b) participation in management of any such enterprise other than in connection with the competitive operations of such enterprise.

4. Termination by the Executive. During the Term, the Executive may resign his employment with the Company (whether for voluntary retirement or otherwise) upon no less than thirty (30) days prior written notice to the Company, unless such prior notice is otherwise waived by the Company in its sole discretion. The effective date of the Executive’s resignation shall be as stated in the Executive’s resignation notice or such earlier date as determined by the Company in its sole discretion. If the Executive voluntarily resigns from his employment with the Company during the Term, the Company’s only obligation to the Executive will be to pay earned but unpaid base salary through the Termination Date and benefits, if any, due under any employee benefit plan or program of the Company, determined in accordance with the applicable terms of such plan or program.

5. Termination upon Death of the Executive. This Agreement shall terminate effective upon the death of the Executive and the Company’s only obligation to the Executive, his heirs, executors and administrators will be to pay earned but unpaid base salary through the Termination Date and benefits, if any, due under any employee benefit plan or program of the Company, determined in accordance with the applicable terms of such plan or program.

6. Termination by the Company with Cause. During the Term, the Company may discharge the Executive for Cause at any time without prior notice. In the event of any such termination for Cause, the Company’s only obligations to the Executive will be to pay any earned but unpaid base salary through the Termination Date and benefits, if any, due under any employee benefit plan or program of the Company, determined in accordance with the applicable terms of such plan or program.

7. Termination on Disability of the Executive. During the Term, the Company may terminate the Executive’s employment in the event the Executive becomes Disabled. Upon such termination, all rights of the Executive, his heirs, executors and administrators to salary, bonus, incentive compensation or benefits shall terminate immediately, except as to earned but unpaid base salary through the date the Executive is determined to be Disabled and benefits, if any, due under any employee benefit plans or program of the Company, determined in accordance with the applicable terms of such plans or programs.

8. Termination by the Company without Cause.

(a) Preceding a Change of Control. If during the Term, the Executive is terminated without Cause prior to a Change in Control, and such termination is not pursuant to Sections 4, 5, 6 or 7 of this Agreement, the Executive shall be entitled to receive:

(i)	A lump sum amount equal to equal to months of the Executive’s base salary at the highest rate in effect at any time during the Term. Such amount will be paid within sixty (60) days of the Termination Date.

(ii)	Cash payment equal to the amount earned, if any, under the Company’s short-term incentive compensation plan. Such amount earned will be calculated based on the entire performance period and prorated to include only the period between the beginning of the fiscal year and the Termination Date. Such amount, if any, will be paid within five (5) days of the payment of other employees participating in the Company’s short-term incentive plan.

(iii)	all stock options, restricted stock, or similar stock incentive awards previously granted to the Executive that are not vested as of the Termination Date but that would have otherwise vested upon the lapse of time and continued employment on or prior to the first anniversary of the Termination Date and will be accelerated and deemed fully vested as of the Termination Date.

(b) Following a Change of Control. If within 18 months following a Change in Control, the Executive (i) is terminated by the Company without Cause (other than pursuant to Section 5 or Section 7) or (ii) terminates his employment with the Company for Good Reason, the Executive will be entitled to receive:

(i)	A lump sum amount equal to months of the Executive’s base salary at the highest rate in effect at any time during the Term. Such amount will be paid within sixty (60) days of the Termination Date.

(ii)	A lump sum amount equal to the amount earned at the Company’s “target” level pursuant to the Company’s short-term incentive compensation plan in effect at such time for the current fiscal year plus any amounts that were earned but not yet paid related to the prior fiscal year. Such amount will be paid within sixty (60) days of the Termination Date.

(iii)	All stock options, restricted stock, or similar stock incentive awards previously granted to the Executive that are not vested as of the Termination Date will be accelerated and deemed fully vested as of the Termination Date.

(c) The payment of compensation and benefits pursuant to this Section 8 shall not affect any rights and benefits which the Executive may have pursuant to any other agreement, policy, plan, program or arrangement with the Company, which rights shall be governed by the terms thereof.

(d) Any termination by the Company without Cause of the Executive that occurs (i) not more than 60 days prior to the date on which a Change in Control occurs, and (ii) following the commencement of any discussion with a third person regarding a potential Change in Control transaction that ultimately results in a Change in Control, shall be deemed to be a termination by the Company without Cause of the Executive after a Change in Control for purposes of this Agreement. In such event, the Executive will only be entitled to receive a lump sum amount equal to the difference between the fair value computed under Section 8(b)( and 8(a), if any.

9. No Mitigation Required. In the event that this Agreement or the employment of the Executive hereunder is terminated, the Executive shall not be obligated to mitigate his damages nor the amount of any payment provided for in this Agreement by seeking other employment or otherwise, and the acceptance of employment elsewhere after termination shall in no way reduce the amount of any amounts or compensation or benefits payable under this Agreement.

10. Withholding of Taxes.

(a) The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company does not guarantee any particular tax result for the Executive with respect to any payment provided to the Executive hereunder. The Executive shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on him or for his account in connection with this Agreement (including, without limitation, any taxes, penalties and interest under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all of such taxes, penalties or interest.

(b) To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary, or final regulations or any other formal guidance promulgated with respect to Section 409A of the Code by the U.S. Department of Treasury or the Internal Revenue Service. If the Executive’s termination of employment on the Termination Date hereunder does not constitute a “separation from service” within the meaning of Section 409A of the Code, then any amounts payable hereunder on account of a termination of the Executive’s employment and which are subject to Section 409A of the Code shall not be paid until the Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount available for reimbursement, or in-kind benefits to be provided, in a subsequent calendar year. Any reimbursement to which the Executive is entitled hereunder shall be made no later than the last day of the calendar year following the calendar year in which such expenses were incurred. Each payment and each reimbursement to the Executive under this Agreement will be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, if the Executive constitutes a “specified employee” as defined and applied in Section 409A of the Code, as of the Termination Date, to the extent payments or benefits made hereunder constitute deferred compensation (after taking into account any applicable exemptions from Section 409A of the Code), and to the extent required by Section 409A of the Code, payments or benefits may not commence to be paid to the Executive until the earlier of: (i) the first day following the six (6) month anniversary of the Executive’s “separation from service” within the meaning of Section 409A of the Code, or (ii) the Executive’s date of death.

11. Potential Payment Reduction.

(a) Notwithstanding any other provisions in this Agreement, in the event that any payment or benefit received or to be received by the Executive (including, without limitation, any payment or benefit received in connection with a Change of Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (all such payments and benefits, together, the “Total

Payments”) would be subject (in whole or part) to any excise tax imposed under Section 4999 of the Code, or any successor provision thereto (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, agreement, arrangement or program, the Total Payments shall be reduced (but in no event to less than zero) in the following order to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax: (i) cash payments that do not constitute deferred compensation within the meaning of Section 409A of the Code, (ii) acceleration of vesting of equity and equity-based awards and non-cash benefits that do not constitute deferred compensation within the meaning of Section 409A of the Code and (iii) all other cash payments, acceleration of vesting of equity and equity-based awards and non-cash benefits that do constitute deferred compensation within the meaning of Section 409A of the Code (the payments and benefits in clauses (i), (ii) and (iii), together, the “Potential Payments”); provided, however, that the Potential Payments shall only be reduced if (a) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state, municipal and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (b) the net amount of the Total Payments without such reduction (but after subtracting the net amount of federal, state, municipal and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b) All determination under this Section 11 shall be made by a nationally recognized accounting firm or law firm selected by the Company (the “Tax Advisor”). The Company and the Executive will each provide the Tax Advisor access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Tax Advisor, and otherwise cooperate with the Tax Advisor in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 11.

12. Release. In consideration for the protection and benefits provided for under this Agreement, no later than sixty (60) days after the Termination Date, (a) the Executive hereby agrees to execute a general release of all claims against the Company or any of its affiliates, directors, officers, employees, agents and benefit plans, in form and substance satisfactory to the Company (other than claims under this Agreement and any rights to indemnification and advancement of expenses under applicable law, the Company’s certificate of incorporation or bylaws, or under any agreement with the Executive), (b) the Executive’s general release shall have been irrevocable, and (c) the Executive must execute a notice acknowledging the restrictive covenant in Section 3. Notwithstanding anything in this Agreement to the contrary, the Executive shall not be entitled to any payment under Section 8 unless and until the Executive has delivered the release contemplated by this Section 12.

13. Compensation Recovery

(a) During the Term and for a period ending one (1) year following the Termination Date, the Board may, in appropriate circumstances and to the extent permitted by applicable law, require reimbursement of incentive compensation previously paid or awarded to the Executive in which:

(i)	the payment of cash or vesting of equity award was predicated upon achieving certain financial results that were subsequently the subject of a restatement of the Company’s financial statements filed with the Securities and Exchange Commission;

(ii)	the Board or designated committee determines the Executive engaged in intentional misconduct that caused or substantially contributed to the need for such restatement; and

(iii)	a lower payment of cash or vesting of equity award would have been made to the Executive based on the Company’s financial results, as restated.

(b) In each circumstance, the Company may, if permitted under applicable law and to the extent deemed practicable, seek to recover from the Executive the amount by which the Executive’s incentive compensation for the relevant period exceeded the amount that would have been earned based on the restated financial statements.

14. Successors; Binding Agreement.

(a) The Company will require any successor and any corporation or other legal person (including any “person” as such term is used by Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) which is in control of such successor (as “control” is defined in Regulation 230.405 or any successor rule or regulation promulgated under the Securities Act of 1933, as amended) to all or substantially all of the business and/or assets of the Company (by purchase, merger, consolidation or otherwise), by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform as if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement by the Company. Notwithstanding the foregoing, any such assumption shall not, in any way, affect or limit the liability of the Company under the terms of this Agreement or release the Company from any obligation hereunder. As used in this Agreement, the “Company” shall mean the Company and any successor to its business and/or all or part of its assets, which executes and delivers the release agreement provided for in this Section 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b) This Agreement and all rights of the Executive here under shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive in this Agreement. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under the Agreement or in the event that the Company or any other person takes any action to declare the Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company shall pay and be solely responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Executive as a result of the Company’s failure to perform this Agreement or any provision thereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision thereof.

16. Rights and Remedies Cumulative. No right or remedy conferred upon or reserved to the Executive is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy under this Agreement, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

17. Definitions

(a) Acquiring Person. An “Acquiring Person” means any person that, together with all Affiliates and Associates of such person, is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act) of more than 50% of the outstanding common stock. The term “Acquiring Person” shall not include the Company, any subsidiary of the Company, any employee benefit plan of the Company or any subsidiary of the Company, or any person holding common stock for or pursuant to the terms of any such plan. The term “Acquiring Person” shall also not include any person that is entitled to and does report such beneficial ownership on Schedule 13G under the Exchange Act, provided further, however, that such person will be deemed to become an Acquiring Person when such person who previously filed a Schedule 13G becomes required to file and files a Schedule 13D under the Exchange Act with respect to beneficial ownership of 50% or more of the outstanding common stock. For the purposes of this Agreement, a person who becomes an Acquiring Person by acquiring beneficial ownership of more than 50% of the common stock at any time after the date of this Agreement shall continue to be an Acquiring Person whether or not such person continues to be the beneficial owner of more than 50% of the outstanding common stock.

(b) Affiliate and Associate. “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in effect on the date of this Agreement.

(c) Board. “Board” means the Board of Directors of the Company.

(d) Cause. “Cause” means any of the following:

(i)	the conviction of the Executive by a court of competent jurisdiction of any felony or crime involving moral turpitude;

(ii)	commission by the Executive of an act of fraud, dishonesty, slander, or other act reflecting unfavorably upon the public image of the Company;

(iii)	the material failure by the Executive to substantially perform his duties hereunder, or any wrongdoing by the Executive resulting in material injury to the Company;

(iv)	the failure by the Executive to follow an express directive of the Board or the Chief Executive Officer; or

(v)	violation of any material policies or procedures of the Company, including without limitation, any material human relations policy.

Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until (a) with respect to any proposed termination under clauses (iii) or (iv) above, the Executive is given written notice of such failure and a thirty (30) day period in which to cure such failure and such failure remains uncured at the expiration of such thirty (30) day period, and (b) there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting “Cause” as defined in this Agreement and specifying the particulars thereof in detail. Nothing in this Agreement will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(e) Change in Control. A “Change in Control” of the Company, shall have occurred if any of the following events shall occur:

(i)

any consolidation, merger or other reorganization of the Company in which the Company is merged, consolidated or reorganized into or with another corporation or other legal person or pursuant to which shares of the Company’s stock are converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company’s common stock immediately prior to the merger own more than 50% of the common stock of the surviving corporation or its ultimate parent immediately after the merger;

(ii)	any sale, lease, exchange or other transfer (or in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and as a result of such transaction the holders of the Company’s common stock immediately prior thereto own less than 50% of the common stock of such transferee or its ultimate parent immediately after such transaction;

(iii)	any liquidation or dissolution of the Company or any approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

(iv)	any person (including any “person” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), has become an Acquiring Person;

(v)	if at any time, the Continuing Directors then serving on the Board cease for any reason to constitute at least a majority thereof; or

(vi)	any occurrence that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A or Item 5.01 of Form 8-K or any successor rule or regulation promulgated under the Exchange Act.

(f) Code. “Code” means the Internal Revenue Code of 1986, as amended.

(g) Common Stock. “Common Stock” means the common stock, par value $0.01 per share.

(h) Continuing Director. A “Continuing Director” shall mean a member of the Board who (a) is not an Acquiring Person, an Affiliate or Associate, a representative of an Acquiring Person or nominated for election by an Acquiring Person, and (b) was a member of the Board, on the date of this Agreement or subsequently became a member of the Board and whose initial election or initial nomination for election by the Company’s stockholders was approved by a majority of the Continuing Directors then on the Board.

(i) Disabled. “Disabled” means, by reason of any medical or physical impairment that can be expected to result in death or can be expected to last for 180 consecutive or non-consecutive calendar days, for which the Executive is receiving income replacement benefits and is expected to continue to receive benefits for a period of not less than nine (9) months under an Company-sponsored health plan or policy.

(j) Good Reason. “Good Reason” means the occurrence of any one of the following without the Executive’s written consent:

(i)	a material adverse change in the positions held by the Executive or a material diminution in the nature or scope of the authorities, functions or duties attached to the positions with the Company that the Executive had immediately prior to the Change in Control (provided however, a material adverse change or material diminution shall not be deemed to have occurred simply because the parent of the Company has sold all or a substantial part of its interest in the Company, that the Company becomes a subsidiary of another entity, or that the Executive ceases to hold the title or position with the Company that the Executive held immediately prior to the Change in Control), a material reduction in the Executive’s base salary (excluding bonus and incentive compensation) during the Term or a material diminution in scope or value of the aggregate other base benefits to which the Executive was entitled from the Company immediately prior to the Change in Control; or

(ii)	the relocation of the Company’s principal executive offices to a location in excess of fifty (50) miles from its current location, or the requirement by the Company that the Executive have as his principal location of work any location not within the greater Dallas, Texas metropolitan area or that he/she travel away from his office in the course of discharging his duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than required of his prior to the Change in Control;

provided, however, the Executive is not entitled to assert that Good Reason has occurred unless the Executive gives the Company written notice of the event or events that are the basis for such claim within ninety (90) days after the event or events occur, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and a period of not less than thirty (30) days after to cure the alleged condition.

(k) Termination Date. The “Termination Date” shall be the effective date of the Executive’s employment with the Company.

18. Notice. The Company shall give written notice to the Executive within ten (10) days after any Change in Control. Failure to give such notice shall constitute a material breach of this Agreement. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or received after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the Executive’s last known address reflected on the payroll records of the Company.

If to the Company:	PMFG, Inc.
14651 N. Dallas Parkway, Suite 500
Dallas, Texas 75254
Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of chance of address shall be effective only upon receipt.

19. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein with respect to the subject matter of this Agreement have been made be either party which are not set forth expressly in this agreement. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

20. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

PMFG, INC.

Peter J. Burlage, Chief Executive Officer

[Officer Name]